EXHIBIT 99.1
For Immediate Release

Contact:	Ken Sternad
404-828-6124
UPS CHAIRMAN & CEO MIKE ESKEW TO RETIRE;
SCOTT DAVIS NAMED AS SUCCESSOR
Other Senior Management Moves Also Announced
     ATLANTA, Oct. 15, 2007 — The UPS (NYSE:UPS) Board of Directors today announced that Chairman and CEO Mike Eskew will step down at the end of the year and will be replaced by Scott Davis, who is currently the company’s vice chairman and chief financial officer.
     Davis, 55, joined UPS in 1986 when it acquired the technology company II Morrow, where he was CEO. Davis served in positions of increasing responsibility in finance and accounting before assuming the role of CFO and joining the UPS Management Committee in 2001. He was named vice chairman in 2006 and was elected to the UPS Board of Directors that same year.
     “Over the past several years, Scott has worked closely with Mike Eskew as an architect of the UPS strategy, helping the company expand through acquisitions and investments in new products and technology,” said Victor Pelson, a member of the UPS Board of Directors and chairman of its Nominating and Corporate Governance committees. “He also has an intense focus on execution and growth and has helped position the company to continue delivering on its remarkable record of success.”
     A native of Oregon, Davis also serves as deputy chairman of the board of the Federal Reserve Bank of Atlanta and sits on the board of Honeywell International, Inc. He is chairman of the Georgia Council on Economic Education.
     Under Mike Eskew’s leadership, UPS has flourished. Eskew assumed the role of chairman and CEO on Jan. 1, 2002, and under his direction UPS has expanded its capabilities into new lines of business that complement the company’s global package delivery operations.
     Known as an innovator and strategist, Eskew has overseen the design of increasingly sophisticated solutions for UPS customers by synchronizing the movement of goods, information and funds. These expanded capabilities include multi-modal transportation services, sophisticated technologies, international trade management, supply chain consulting and financial services.
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     UPS also has seen unprecedented growth since Eskew assumed the helm. From 2002 through 2006, UPS revenues grew by nearly 57 percent to $47.5 billion and net income rose by more than 75 percent. More impressively, UPS saw its international package revenues more than double to $9 billion and its supply chain and freight revenues nearly quadruple to $8 billion at the end of 2006.
     “Mike Eskew has helped transform one of America’s most admired companies into a global logistics organization that helps thousands of businesses and individuals succeed every day,” said Pelson. “And yet, I know that Mike would prefer to be remembered as a shepherd of the strong and unique UPS culture and for creating a positive environment in which 427,000 UPSers can thrive.”
     The company also announced several other changes in senior leadership. Replacing Davis as the company’s CFO will be Kurt Kuehn, who is currently senior vice president of global sales and marketing and a member of the UPS Management Committee. Replacing Kuehn will be Alan Gershenhorn, who is currently president of UPS International and also serves on the UPS Management Committee. Dan Brutto, who is currently the president of global freight forwarding for UPS, is being promoted to the position of president of UPS International and will also join the company’s Management Committee.
     Kuehn, 52, is a 30-year company veteran. He has held a wide variety of positions in operations, engineering, finance and marketing. Kuehn has led the strategic cost department, responsible for profit and loss measurement, customer pricing systems and cost analysis. He later held the position of vice president of business information analysis, where he oversaw market research, competitive analysis and data mining.
     Prior to his current position, Kuehn served as UPS’s first vice president of Investor Relations after playing an instrumental role in the company’s initial public offering of stock in 1999.
     Gershenhorn, 49, began his UPS career in 1979. He has held various U.S. and international positions of increasing responsibility in operations, engineering, freight forwarding, logistics, brokerage, marketing, strategy and retail services.
     As a member of the company’s International Marketing department in 1993, he helped launch new international services during a period of rapid global growth for UPS. Subsequent assignments took him to Europe and then to Canada, where as the country’s vice president of marketing and later as operations district manager he helped restructure UPS Canada’s operations and services, resulting in significant increases in revenues and profit.
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     Gershenhorn also has served in several other significant leadership positions within the company, including president of UPS Canada, president of UPS Supply Chain Solutions (SCS) Global Transportation and Shared Services and president of UPS SCS operations in Europe, Asia, the Middle East and Africa.
     Brutto, 51, joined UPS in 1975 and is currently responsible for the company’s global brokerage services and network management, helping to coordinate UPS’s extensive air, ocean and ground freight operations.
     During the past 32 years, Brutto has held several senior management positions in operations, finance, marketing and business development for both small package and supply chain services. Earlier in his career he played a key role on the company’s Acquisitions and Financial Integration team, where he was responsible for establishing UPS operations in 35 countries across Europe and Asia including the United Kingdom, Spain, Italy, France, Germany, Hong Kong, Singapore, Thailand and Malaysia.
     UPS, which celebrates its 100th anniversary in 2007, is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS’s stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at UPS.com.
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